EXHIBIT 10(e)(20)

2016 Executive Long-Term Incentive Program (“2016 E-LTIP”)

Under the 2016 E-LTIP, executive officers of the Company are eligible to receive performance shares based on (i) satisfying certain performance measures established by the Compensation Committee of the Board of Directors for 50% of the award and (ii) continued service only for the remaining 50% of the award. Only the portion of the award subject to performance measures is intended to qualify for the performance-based compensation exception of Section 162(m) of the Internal Revenue Code.

The applicable performance elements and corresponding weightings for the 2016 E-LTIP are:

(i) (25%) Adjusted Earnings per Share (EPS): Diluted Earnings per Share from Continuing Operations as reported in the Company’s audited consolidated financial statements, as adjusted annually on an after-tax basis for the following discretely disclosed (in either Management’s Discussion and Analysis/MD&A or the footnotes to the financial statements) items (on an individual, or in the aggregate, basis per item and subject to monetary thresholds as noted): amortization of acquisition-related intangibles; non-service related defined benefit pension and retiree health costs; restructuring charges, including our share of Fuji Xerox restructuring costs; separation and related costs; non-cash write-offs or impairments, except for assets acquired within the past 3 years of the balance sheet date (if equal to or greater than $25 million); gains/(losses) resulting from acts of war, terrorism or natural disasters (if equal to or greater than $50 million pre-tax); items individually identified within Other Expenses, net, (except for interest, currency and asset sales) and in an amount equal to or greater than $25 million. If any such item qualifies for separate line item disclosure on the face of the consolidated statement of income in accordance with Generally Accepted Accounting Principles consistently applied, then such item will also warrant adjustment; gains/(losses) from the settlement of tax audits or changes in enacted tax law (if equal to or greater than $30 million); our share of after-tax effects of the above items, except restructuring, incurred by Fuji Xerox (if our share is equal to or greater than $10 million).

(ii) (10%) Adjusted Operating Cash Flow: Net Cash provided by (used for) Operating Activities as reported in the Company’s audited consolidated financial statements, as adjusted annually for the following items: with the exception of cash payments for restructurings, cash flow impacts (inflows and outflows) resulting from the EPS adjustments as identified above, regardless of whether the cash flow impact and the EPS impact are in the same fiscal year; cash payments for restructurings in excess of the amount reported as current restructuring reserves in the preceding year’s Annual Report; discretionary pension fundings in excess of $50 million.

(iii) (15%) Revenue Growth: Revenue growth adjusted annually to exclude the impact of changes in the translation of foreign currencies into U.S. dollars.

EPS, Operating Cash Flow and Revenue Growth will be adjusted for the (1) impacts of any individual acquisition in excess of $750 million purchase price; (2) impacts of a divestiture with revenue equal to or greater than $100 million; and (3) effects of a change in accounting principle as identified within the Company’s consolidated financial statements or MD&A.

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